EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results and Intent to Acquire Additional Dealerships in Kansas, Missouri and Virginia

  Parts, service and body shop revenues remain strong
  Second quarter absorption ratio of 114.9%
  Company continues to execute network growth strategy
  Cash position remains strong at $204 million

SAN ANTONIO, July 23, 2013 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2013, the Company's net income was $5.6 million, or $0.14 per diluted share, compared with net income of $17.4 million, or $0.44 per diluted share, in the quarter ended June 30, 2012. During the second quarter of 2013, the Company recognized a pre-tax charge of $10.8 million in its selling, general and administrative expense related to the Retirement and Transition Agreement with W. Marvin Rush. This charge resulted in a reduction of $6.6 million in net income, or $0.16 per diluted share during the second quarter.

"A lackluster new truck sales environment and increased overhead related to substantial investments made to support the continued growth of our organization made this a tough quarter," said W. M. "Rusty" Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. "I recognize the additional level of commitment extended by our employees as we continue to expand our network of Rush Truck Centers and implement new technologies to ensure we provide our customers with superior service. I believe the investments we have made are necessary to the successful achievement of our long-term strategic plan and would like to thank all of our employees for their contributions to our continued growth."

"Equally important, I would like to express sincere gratitude to my father Marvin Rush, for the leadership and mentorship he has provided to the entire organization and to me personally throughout his 48-year career as founder of Rush Enterprises. Marvin Rush will continue his involvement with the Company as a member of the Board of Directors. The entire organization would like to extend congratulations and wish him much happiness in his retirement," he said.

Operations

Aftermarket Solutions

Aftermarket services remained strong and accounted for more than 65% of the Company's total gross profits for the second quarter of 2013. Second quarter parts, service and body shop revenues increased by 17% as compared to the second quarter of 2012. This contributed to a quarterly absorption ratio of 114.9%.

"Parts, service and body shop revenues continue to be driven by strong demand for maintenance and repair from our customers," said Rush. "We continually work to expand our network of service points throughout the country and our portfolio of aftermarket solutions, such as our RushCare call center, mobile service and mobile technicians, natural gas vehicle service, oil and coolant diagnostic services and vehicle up-fitting, among others. Additionally, we are investing in facility upgrades, diagnostic equipment and technology that will enhance our customer's service experience and increase customer uptime by providing service when and where our customers need it. We expect parts, service and body shop revenues to remain strong throughout 2013."

Truck Sales

In the second quarter Rush's Class 8 retail sales, which accounted for 4.4% of the U.S. market, decreased by 26% over the same time period in 2012. Rush's Class 4-7 medium-duty sales, which accounted for 4.2% of the total U.S. market, decreased 7% over the second quarter of 2012. Light-duty truck sales increased 56%, up 191 units over the second quarter of 2012.

"As expected, both our heavy- and medium-duty new truck sales remained relatively flat compared to first quarter new truck sales," said Rush. "We expect only a slight increase in our Class 8 retail sales through the third quarter due to continued decreased activity in the energy sector and some of our large fleet customers delaying new truck purchases. Medium-duty retail truck sales are expected to remain healthy, with pockets of strength in the bus, residential construction and large fleet segments. We remain encouraged by Navistar's progress in their engine transition strategy and expect that it will translate into improving truck sales for our Navistar Division going forward."

Current industry forecasts predict U. S. Class 8 retail sales will reach 196,700 units in 2013. Industry experts also forecast U. S. Class 4-7 retail sales to be at 183,000 units in 2013. "Although some indicators show signs of improvement, we believe that Class 8 retail sales may fall short of current industry estimates," Rush said.

Growth

The Company continued to implement its strategy to extend its geographic footprint this quarter, completing acquisitions in North Carolina and Ohio and entering purchase agreements with two dealer groups to acquire locations in Kansas, Missouri and Virginia.

The Company signed a definitive asset purchase agreement with Midwest Truck Sales to acquire locations in St. Peters and St. Louis, Missouri and Olathe, Kansas. The Missouri operations offer truck sales, parts and service for International trucks and the Kansas location offers truck sales, parts and service capabilities for Hino and Isuzu trucks and parts and service support for Mitsubishi Fuso trucks. The Company also signed a definitive asset purchase agreement with TransAuthority to acquire full service International dealerships in Richmond and Suffolk, Virginia and parts and service locations in Fredericksburg and Chester, Virginia.

The Company plans to complete the Midwest Truck Sales acquisition by the end of July and the Virginia acquisition in the fall. "When we complete these acquisitions, our Rush Truck Centers network will consist of 88 locations in 18 states," said Rush. The new acquisitions will also expand the Company's Rush Truck Leasing capabilities with Idealease franchises in Missouri and Virginia. "These acquisitions are a key component of our growth strategy and represent significant entry into major truck markets, providing our customers with expanded service locations along the I-95 corridor and into the Midwestern United States. Importantly, these acquisitions also continue our growth plan with Navistar, expanding the Company's Navistar Division to 32 Rush Truck Centers and two collision centers in eight states."

"We are excited about these acquisitions and look forward to welcoming the employees of Midwest Truck Sales and TransAuthority to the Rush family of employees," added Rush.

On May 6th, the Company acquired certain assets of Piedmont International Trucks and now operates International and Idealease locations in Asheville, Hickory and Statesville, North Carolina. Additionally, on July 1st the Company acquired Ford and Mitsubishi Fuso truck franchises in Cincinnati, Ohio, expanding the product offerings at Rush Truck Center – Cincinnati.

"We continue to expand our capabilities in existing markets. We relocated our full service dealership in Ardmore, Oklahoma to a newly constructed facility in April. This move doubled our service capacity in this market and expanded our natural gas and mobile service capabilities. Similarly, we are in various stages of construction on new facilities in California, Colorado, Florida, Ohio and Texas," said Rush.

Financial Highlights

In the second quarter, the Company's gross revenues totaled $789.7 million, a 6% decrease from gross revenues of $835.8 million reported for the second quarter ended June 30, 2012.

Parts, service and body shop sales revenue was $242.9 million in the second quarter of 2013, compared to $208.3 million in the second quarter of 2012. The Company delivered 2,088 new heavy-duty trucks, 2,001 new medium-duty commercial vehicles, 534 new light-duty commercial vehicles and 1,518 used commercial vehicles during the second quarter of 2013, compared to 2,813 new heavy-duty trucks, 2,141 new medium-duty commercial vehicles, 343 new light-duty commercial vehicles and 1,242 used commercial vehicles during the second quarter of 2012.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 24, 2013, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 23, 2013. Listen to the audio replay until July 31, 2013, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 15589883.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 15 states throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, acquisitions expected to take place in the future, sales forecasts, and demand for the Company's products and services are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 203,534	$ 198,773
Accounts receivable, net	89,576	89,615
Inventories, net	752,195	690,953
Prepaid expenses and other	6,889	12,088
Deferred income taxes, net	15,249	14,630
Total current assets	1,067,443	1,006,059
Investments	6,628	6,628
Property and equipment, net	652,078	622,112
Goodwill, net	198,282	198,257
Other assets, net	47,809	48,510
Total assets	$ 1,972,240	$ 1,881,566

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 572,311	$ 534,520
Current maturities of long-term debt	77,731	80,030
Current maturities of capital lease obligations	10,013	10,673
Trade accounts payable	81,822	62,270
Accrued expenses	81,491	100,953
Total current liabilities	823,368	788,446

Long-term debt, net of current maturities	341,999	319,634
Capital lease obligations, net of current maturities	37,638	39,300
Other long-term liabilities	5,414	2,484
Deferred income taxes, net	123,654	123,756

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2013 and 2012	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 28,766,938 class A shares and 10,753,909 class B shares outstanding in 2013; and 27,999,068 class A shares and 10,792,223 class B shares outstanding in 2012	413	404
Additional paid-in capital	237,608	222,627
Treasury stock, at cost: 1,745,128 class B shares	(20,220)	(17,948)
Retained earnings	423,798	404,619
Accumulated other comprehensive loss, net of tax	(1,432)	(1,756)
Total shareholders' equity	640,167	607,946
Total liabilities and shareholders' equity	$ 1,972,240	$ 1,881,566

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
New and used truck sales	$ 508,194	$ 598,220	$ 997,804	$ 1,150,148
Parts and service	242,928	208,290	474,407	404,936
Lease and rental	31,358	23,433	61,498	46,909
Finance and insurance	3,838	3,577	6,971	6,714
Other	3,356	2,324	5,782	4,466
Total revenue	789,674	835,844	1,546,462	1,613,173

Cost of products sold:
New and used truck sales	473,153	559,017	925,727	1,069,824
Parts and service	152,449	127,617	298,162	245,873
Lease and rental	26,384	19,574	51,097	39,580
Total cost of products sold	651,986	706,208	1,274,986	1,355,277

Gross profit	137,688	129,636	271,476	257,896
Selling, general and administrative	118,628	91,683	220,734	184,698
Depreciation and amortization	7,259	6,055	14,369	11,939
Gain (loss) on sale of assets	(12)	68	29	87
Operating income	11,789	31,966	36,402	61,346
Interest expense, net	2,480	3,407	4,993	6,711
Income before taxes	9,309	28,559	31,409	54,635
Provision for income taxes	3,677	11,137	12,230	21,307
Net income	$ 5,632	$ 17,422	$ 19,179	$ 33,328

Earnings per common share :
Basic	$ .14	$ .45	$ .49	$ .86
Diluted	$ .14	$ .44	$ .47	$ .84

Weighted average shares outstanding:
Basic	39,552	38,675	39,337	38,531
Diluted	40,581	39,544	40,446	39,605

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Adjusted Invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

(in thousands)	Three Months Ended
Vehicle Sales Revenue:	June 30, 2013	June 30, 2012
New heavy-duty vehicles	$ 292,722	$ 395,311
New medium-duty vehicles (including bus sales revenue)	137,361	135,815
New light-duty vehicles	16,618	10,954
Used vehicles	57,882	53,140
Other vehicles	3,611	3,000

Absorption Ratio	114.9%	117.7%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2013	June 30, 2012
Floor plan notes payable	$ 572,311	$ 634,649
Current maturities of long-term debt	77,731	71,753
Current maturities of capital lease obligations	10,013	10,315
LONG-TERM DEBT, net of current maturities	341,999	285,486
CAPITAL LEASE OBLIGATIONS, net of current maturities	37,638	34,253
Total Debt (GAAP)	1,039,692	1,036,456
Adjustments:
Debt related to lease & rental fleet	(346,373)	(267,281)
Floor plan notes payable	(572,311)	(634,649)
Adjusted Total Debt (Non-GAAP)	121,008	134,526
Adjustments:
Cash and cash equivalents	(203,534)	(169,005)
Adjusted Net Debt (Non-GAAP)	$ (82,526)	$ (34,479)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
EBITDA	June 30, 2013	June 30, 2012
Net Income (GAAP)	$ 48,306	$ 68,755
Provision for income taxes	29,651	44,246
Interest expense	11,304	11,072
Depreciation and amortization	27,446	23,302
(Gain) on sale of assets	(118)	(73)
EBITDA (Non-GAAP)	116,589	147,302
Adjustments:
Interest expense associated with FPNP	(7,145)	(6,935)
W. Marvin Rush retirement payment accrual	10,777	−
Adjusted EBITDA (Non-GAAP)	$ 120,221	$ 140,367

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
Free Cash Flow	June 30, 2013	June 30, 2012
Net cash provided by (used in) operations (GAAP)	$ 323,238	$ (112,530)
Acquisition of property and equipment	(174,967)	(166,254)
Free cash flow (Non-GAAP)	148,271	(278,784)
Adjustments:
Draws (payments) on floor plan financing, net	(65,564)	246,031
Proceeds from L&RFD	146,371	130,973
Debt proceeds related to business acquisitions	(64,000)	(6,337)
Principal payments on L&RFD	(82,656)	(65,608)
W. Marvin Rush retirement payment	7,200	−
Non-maintenance capital expenditures	35,224	18,900
Adjusted Free Cash Flow (Non-GAAP)	$ 124,846	$ 45,175

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, (v) adds back a one-time payment to W. Marvin Rush related to the Retirement and Transition Agreement between W. Marvin Rush and the Company that is not indicative of the Company's core operating expenses, and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2013	June 30, 2012
Total Shareholders' equity (GAAP)	$ 640,167	$ 574,693
Adjusted net debt (Non-GAAP)	(82,526)	(34,479)
Adjusted Invested Capital (Non-GAAP)	$ 557,641	$ 540,214

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226